EXHIBIT 3.1

Certificate of Formation
For-Profit Corporation

Article 1 – Entity Name and Type

The filing entity being formed is a for-profit corporation. The name of the entity is:

Texas Republic Capital Corporation

Article 2 – Registered Agent and Registered Office

The initial registered agent is an organization by the name of:

Mayfield Document Services LLC

The business address of the registered agent and the registered office address is:

16242 Salmon Lane, Spring, TX 77379

The consent of the registered agent is maintained by the entity.

Article 3 – Directors

The number of directors constituting the initial board of directors and the names and addresses of the person or persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are set forth below:

Gregg Zahn
7633 East 63rd Place, Suite 230, Tulsa, OK 74133

Timothy Miller
7633 East 63rd Place, Suite 230, Tulsa, OK 74133

Article 4 – Authorized Shares

The total number of shares the corporation is authorized to issue and the par value of each such share is set forth below.

Number of Shares	Par Value
25,000,000	has a par value of $0.01

Article 5 – Purpose

The purpose for which the corporation is organized is for the transaction of any and all lawful business for which corporations may be organized under the Texas Business Organization Code.

Effectiveness of Filing

This document becomes effective when the document is filed by the secretary of state.

Organizer

The name of and address of the organizer is set forth below.

Anna Manukyan                                5668 E. 61st Street, Comerce, CA 9040

Execution

The undersigned affirms that the person designated as registered agent has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

/s/ Anna Manukyan
Signature of organizer